UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 15, 2013

CENTRAL EUROPEAN

DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-35293	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Atrium Way, Suite 265 Mount Laurel, New Jersey		08054
(Address of Principal Executive Offices)		(Zip Code)

(856) 273-6980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 15, 2013, Central European Distribution Corporation (the “Company”) failed to pay $257,858,000 million principal due on its 3.00% Convertible Notes due 2013 (the “2013 Notes”). The 2013 Notes are governed by an Indenture (the “2013 Notes Indenture”) dated March 7, 2008 between the Company and The Bank of New York, as Trustee, as amended and supplemented by the First Supplemental Indenture dated March 7, 2008. Under the terms of the 2013 Notes Indenture, the failure to pay principal when due constitutes an Event of Default (as defined in the 2013 Notes Indenture).

Under Section 6.1(5)(a) of the Indenture between, inter alia, CEDC Finance Corporation International, Inc. (“CEDC FinCo”), as Issuer, Deutsche Bank AG, London Branch, as Trustee, the Company and certain subsidiary guarantors of the Company, as amended and supplemented by the First Supplemental Indenture dated December 29, 2009, and the Second Supplemental Indenture dated December 8, 2010 (the “2016 Notes Indenture”), the failure to pay principal when due on the 2013 Notes constitutes an Event of Default under the 2016 Notes Indenture. Under Section 6.2 of the 2016 Notes Indenture, if an Event of Default occurs and is continuing, then the Trustee or holders of not less than 25% of the aggregate principal amount of the outstanding 9.125% Senior Secured Notes due 2016 and 8.875% Senior Secured Notes due 2016 (together, the “2016 Notes”) may, and the Trustee upon request of such holders shall, declare the principal plus any accrued and unpaid interest on the 2016 Notes to be immediately due and payable. The Company currently has $380 million and €430 million (or approximately $559.4 million) of 2016 Notes outstanding.

As previously announced on February 25, 2013, the Company and CEDC FinCo commenced exchange offers (the “Exchange Offer”) for the 2013 Notes and the 2016 Notes upon terms and on the conditions set forth in the Company’s Offering Memorandum, Consent Solicitation Statement and Disclosure Statement, dated February 25, 2013 (filed as an Exhibit to the Schedule TO filed by the Company on that date), as amended by the Amended and Restated Offering Memorandum, Consent Solicitation Statement and Disclosure Statement, dated March 8, 2013 (filed as an Exhibit to the Amendment No. 2 to the Schedule TO filed by the Company on that same date). The Company subsequently terminated the exchange offer for its 2013 Notes and filed Supplement No. 1 to the Amended and Restated Offering Memorandum, Consent Solicitation Statement and Disclosure Statement as an Exhibit on Form 8-K on March 18, 2013 (the “Supplement”). In connection with the Exchange Offer, CEDC FinCo is seeking consent from holders of the 2016 Notes to certain amendments to the 2016 Notes Indenture. The Company and CEDC FinCo are also soliciting approval for a prepackaged plan of reorganization as described in the Supplement (the “Plan of Reorganization”). If the Exchange Offer is unsuccessful, the Company may file a petition under Chapter 11 of the Bankruptcy Code and pursue confirmation and consummation of the Plan of Reorganization or an alternative plan of reorganization.

Roust Trading Ltd. and other beneficial owners of the 2013 Notes (the “2013 Steering Committee”), who collectively hold approximately 73% of the 2013 Notes, support a restructuring of the 2013 Notes in accordance with the terms of their restructuring proposal as described in the amendment to Roust Trading Ltd.’s Schedule 13D filed with the Securities and Exchange Commission on March 14, 2013. Separately, a Steering Committee of holders of approximately 30% of the outstanding principal amount of the 2016 Notes has stated that it supports the terms of the restructuring of the 2016 Notes as described in the Amended and Restated Offering Memorandum, Consent Solicitation Statement and Disclosure Statement.

Any chapter 11 filing would be limited solely to the Company and CEDC FinCo. None of the Company’s Polish, Russian, Ukrainian or Hungarian operations would become the subject of any insolvency proceedings. In this scenario, the Company anticipates that all its operations would continue without interruption in the ordinary course, including the payment of all employee, vendor, and other obligations.

Item 8.01.	Other Events

In light of the Company’s current financial condition as well as the on-going nature of the Company’s restructuring, the board of directors of the Company has determined to delay the annual meeting of the Company’s shareholders currently scheduled for March 26, 2013, until Tuesday, May 14, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Ryan Lee
Ryan Lee
Chief Financial Officer

Date: March 19, 2013